Exhibit 10(A)

CERTIFICATE OF AMENDMENT TO ALLEN TELECOM INC. 1982 STOCK PLAN

      At a meeting held on April 28, 2000, the Board of Directors of Allen Telecom Inc. (the “Company”) duly adopted a resolution amending, effective as of December 31, 1996, the sentence immediately prior to the last sentence of Section 5(g) of the Allen Telecom Inc. 1982 Stock Plan to read as follows:

Notwithstanding anything to the contrary herein, if upon an optionee’s termination of employment the optionee becomes a senior management consultant to the Company and/or its subsidiaries under a post-employment consulting arrangement, such option shall continue to vest under its original vesting schedule, and may be exercised by the optionee, during the period ending on the earliest of (i) the ninetieth (90th) day following the date that the optionee permanently ceases to render consulting services to the Company and/or its subsidiaries, for any reason other than cessation by reason of death, under a post-employment consulting arrangement, or (ii) the date that is one year after the date described in clause (i) if the optionee ceases to render consulting services on account of his death (in which case such option may be exercised by the optionee’s executor or administrator or by his distributee to whom the option may have been transferred by will or by the laws of descent and distribution, but only to the extent that it was exercisable on the date of the optionee’s death).

Executed this 28th day of April, 2000.

/s/ Laura C. Meagher Laura C. Meagher Secretary